CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 8 to Registration Statement No. 333-82865 of Jacob Internet Fund Inc. on Form N-1A of our report dated October 20, 2006, relating to the financial statements and financial highlights of Jacob Internet Fund Inc. appearing in the Annual Report on Form N-CSR of Jacob Internet Fund Inc. for the year ended August 31, 2006, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP
Milwaukee, WI
December 28, 2006